RETURN DATE:  March 10, 1998

GEOFFREY MILLER and JORDANA MILLER,             :  SUPERIOR COURT
on behalf of themselves and all others
similarly situated,                             :  J.D. OF NEW HAVEN

                          Plaintiffs,           :  AT NEW HAVEN

v.                                              :

ECHLIN, INC., TREVOR O. JONES,                  :
LARRY McCURDY, JOHN F. CREAMER,
MILTON P.  DEVANE, JOHN E. ECHLIN, JR.,         :
DONALD C. JENSEN, WILLIAM P. NUSBAUM,
JEROME G. RIVARD and                            :
RICHARD E. DAUCH,

                          Defendants.           :  FEBRUARY 18, 1998


                             CLASS ACTION COMPLAINT

         Plaintiffs, by their attorneys, allege upon information and belief, except with respect to their ownership of Echlin, Inc. ("Echlin" or the "Company") common stock, and their suitability to serve as class representatives, which are alleged upon personal knowledge, as follows:

                                     PARTIES

         1. Plaintiffs Geoffrey and Jordana Miller, are the owners of shares of defendant Echlin.

         2. Defendant Echlin is a corporation organized and existing under the laws of the State of Connecticut. Echlin maintains its principal offices at 100 Double Beach Road, Branford, Connecticut 06405. Echlin is a manufacturer of auto parts and tools.

         3. Defendant Trevor O. Jones ("Jones") is Chairman of the Board of defendant Echlin.

         4. Defendant Larry McCurdy ("McCurdy") is President, Chief Executive Officer and a Director of defendant Echlin.


         5. Defendants John F. Creamer, Milton P. Devane, John E. Echlin, Jr., Donald C. Jensen, William P. Nusbaum, Jerome G. Rivard and Richard E. Dauch are Directors of defendant Echlin.

         6. The foregoing individual directors of Echlin (collectively, the "Director Defendants"), owe fiduciary duties to Echlin and its shareholders.

                            CLASS ACTION ALLEGATIONS

         7. Plaintiffs bring this action on their own behalf and as a class action on behalf of all shareholders of defendant Echlin (except defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants) or their successors in interest, who have been or will be adversely affected by the conduct of defendants alleged herein.

         8. This action is properly maintainable as a class action for the following reasons:

         (a) The class of shareholders for whose benefit this action is brought is so numerous that joinder of all class members is impracticable. As of December 31, 1997, there were more than 63 million shares of defendant Echlin's common stock outstanding owned by tens of thousands of shareholders of record scattered throughout the United States.

         (b) There are questions of law and fact which are common to members of the class and which predominate over any questions affecting any individual members. The common questions include, inter-alia, the following:

              (i) Whether the Director Defendants have breached their fiduciary duties owed by them to plaintiffs and members of the class, and/or have aided and abetted in such breach, by failing to act in such a way as to maximize shareholder value of Echlin;

              (ii) Whether the Director Defendants have wrongfully failed and refused to seek a purchaser of Echlin at the highest possible price and, instead, have sought to chill potential offers;

              (iii) Whether plaintiffs and the other members of the class will be irreparably damaged by the conduct complained of herein; and

              (iv) Whether defendants have breached or aided and abetted the breaches of the fiduciary and other common law duties owed by them to plaintiffs and the other members of the class.

         9. Plaintiffs are committed to prosecuting this action and have retained competent counsel experienced in litigation of this nature. The claims of plaintffs are typical of the claims of the other members of the class and plaintiffs have the same interest as the other members of the class. Accordingly, plaintiffs are adequate representatives of the class and will fairly and adequately protect the interests of the class.

         10. Plaintiffs anticipate that there will not be any difficulty in the management of this litigation.

         11. For the reasons stated herein, a class action is superior to other available methods for the fair and efficient adjudication of this action.

                               FACTUAL BACKGROUND

         12. On February 17, 1998, SPX Corp. ("SPX"), a rival auto parts and tools manufacturer, announced a stock-and-cash offer for the Company valued at $48 a share, i.e., a 23% premium over Echlin's closing price on Friday, February 13, 1998. SPX filed a Proxy Statement with the Securities and Exchange Commission on February 17, 1998, pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the "Proxy Statement"). SPX is offering a fixed ratio of
0.4796 of its shares for each Echlin share. The offer consists of stock currently valued at $36 a share and $12 a share in cash. SPX announced that it was taking these steps after being unable to reach a friendly deal with the Company for a year or so.

         13. Echlin refused to comment on the deal in an apparent continuation of a long-held position of refusing to entertain the advances of SPX. The Proxy Statement details in its "Background" section how SPX has attempted, since as early as February 1997, to have defendants consider a possible combination of the two companies. The Proxy Statement details how meetings were held in November 1997 and a letter was sent to the Company's Board on December 12, 1997, detailing the "strategic rationale" and the benefits of a combination of the two companies. On December 17, 1997, defendant McCurdy responded by letter to the December 12, 1997 letter from SPX, wherein he stated that the Company had no interest in further discussions with SPX. Separate letters to each individual Board member on December 18, 1997, met with the same rejection by defendant McCurdy on December 23, 1997.

         14. On January 6, 1998, SPX notified the Company that it was filing a Premerger Notification and report form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 ("HSR Act"), seeking to acquire up to 100% of the Company's voting securities (the "HSR Filing").

         15. On January 8, 1998, McCurdy wrote to SPX acknowledging receipt of notice of the HSR Filing and advising SPX that the Company and its advisors stood ready to aggressively defend its shareholders' interests.

         16. The Director Defendants, however, fearing that the result of any such transaction would mean their ouster from the board, took no action to advance the proposed deal even though it would provide shareholders with a premium of 23% and with the opportunity to perhaps increase the price offered by SPX.

         17. Defendants, by refusing to give adequate consideration to the proposed offer of $48 a share by SPX, are denying plaintiffs and other class members of the possibility of receiving the fair value of Echlin' assets and business in exchange for their shares.

                     CAUSE OF ACTION AGAINST ALL DEFENDANTS

         18. Defendants, acting in concert, have violated their fiduciary duties owed to the public shareholders of Echlin and put their own personal interests ahead of the interests of the Echlin public shareholders and are using their control positions as officers and directors of Echlin for the purpose of retaining their positions and perquisites as board members at the expense of Echlin's public shareholders.

         19. The Director Defendants apparently failed to (1) seriously evaluate the benefits to the Company's shareholders of the SPX offer; (2) undertake an adequate evaluation of Echlin's worth as a potential acquisition candidate; (3) take adequate steps to enhance Echlin's value and/or attractiveness as an acquisition candidate; (4) effectively expose Echlin to the marketplace in an effort to create an active and open auction for Echlin; or (5) act independently so that the interests of public shareholders would be protected. Instead, defendants have sought to chill potential offers for Echlin.

         20. While the Director Defendants of Echlin should negotiate with SPX to achieve the highest possible price for Echlin shareholders and seek out other possible purchasers of the assets of Echlin or its stock in a manner designed to obtain the highest possible price for Echlin's shareholders, or seek to enhance the value of Echlin for all its current shareholders, they have instead resolved to ignore the overtures of SPX in order to protect the positions of the current board of directors and the compensation, prestige and perquisites that flow therefrom.

         21. These tactics pursued by the defendants are, and will continue to be, wrongful, unfair and harmful to Echlin' public shareholders, and are an attempt by certain defendants to aggrandize their personal positions, interests and finances at the expense of and to the detriment of the Echlin public stockholders. These maneuvers by the defendants will deny members of the class their right to share appropriately in the true value of Echlin' valuable assets, future earnings and profitable businesses.

         22. In contemplating, planning and/or effecting the foregoing specified acts and in pursuing the course of conduct described herein, defendants are not acting in good faith toward plaintiffs and the class, and have breached, and are breaching, their fiduciary duties to the plaintiffs and the class.

         23. Because the Director Defendants (and those acting in concert with them) dominate and control the business and corporate affairs of Echlin and because they are in possession of private corporate information concerning Echlin' businesses and future prospects, there exists an imbalance and disparity of knowledge and economic power between the defendants and the public shareholders of Echlin which makes it inherently unfair to Echlin's public shareholders.

         24. By reason of the foregoing acts, practices and course of conduct, the Director Defendants have failed to use the required care and diligence in the exercise of their fiduciary obligations owed to Echlin and its public shareholders

         25. As a result of the actions of the defendants, plaintiff and the class have been and will be damaged in that they will not receive the fair value of Echlin' assets and business in exchange for their shares, and have been and will be prevented from obtaining a fair price for their shares of Echlin common stock.

         26. Unless enjoined by this Court, the Director Defendants will continue to breach their fiduciary duties owed to plaintiffs and the class, all to the irreparable harm of the class.
Plaintiffs have no adequate remedy at law.

         WHEREFORE, plaintiffs demand judgment as follows:

                  (a) Declaring that this action may be maintained as a class action;

                  (b) Declaring that the actions of the defendants are unfair, unjust and inequitable to plaintiff and the other members of the class;

                  (c) Enjoining preliminarily and permanently the defendants from taking any action which does not seek to maximize the shareholder value of Echlin;

                  (d) Requiring defendants to compensate plaintiffs and the members of the class for all losses and damages suffered and to be suffered by them as a result of the acts complained of herein, together with pre-judgment and post-judgment interest;

                  (e) Awarding plaintiffs the costs and disbursements of this action, including reasonable attorneys', accountants' and experts' fees; and

                  (f) Granting such other and further relief as may be just and proper.

                                          THE PLAINTIFFS

                                          BY /s/ J. Daniel Sagarin
                                            ----------------------------------
                                            J. Daniel Sagarin
                                            Elias A. Alexiades
                                            HARRIS BEACH & WILCOX, LLP
                                            147 N. Broad Street
                                            Milford, Connecticut 06460
                                            (203) 877-8000
                                            Juris No. 413597

                                            WOLF HALDENSTEIN ADLER
                                                FREEMAN & HERZ LLP
                                            270 Madison Avenue
                                            New York, New York 10016
                                            (212) 545-4600

                                            Chimicles, Jacobsen & Tikellis
                                            One Rodney Square
                                            Wilmington, DE 19899
                                            (302) 656-2500


RETURN DATE:  March 10, 1998

GEOFFREY MILLER and JORDANA MILLER,              :  SUPERIOR COURT
on behalf of themselves and all others
similarly situated,                              :  J.D.  OF NEW HAVEN

                          Plaintiffs,            :  AT NEW HAVEN

                                                 :
v.

                                                 :
ECHLIN, INC., TREVOR O. JONES,
LARRY McCURDY, JOHN F. CREAMER,                  :
MILTON P.  DEVANE, JOHN E. ECHLIN, JR.,
DONALD C. JENSEN, WILLIAM P. NUSBAUM,            :
JEROME G. RIVARD and
RICHARD E. DAUCH,                                :

                          Defendants.            :  FEBRUARY 18, 1998

                          STATEMENT OF AMOUNT IN DEMAND

         The amount, legal interest or property in demand is greater than $15,000.00, exclusive of interest and costs. Plaintiff claims other relief in addition to money damages.

                                            THE PLAINTIFFS

                                            BY /s/ J. Daniel Sagarin
                                              --------------------------------
                                              J. Daniel Sagarin
                                              Elias A. Alexiades
                                              HARRIS BEACH & WILCOX, LLP
                                              147 N. Broad Street
                                              Milford, Connecticut 06460
                                              (203) 877-8000
                                              Juris No. 413597


                                              WOLF HALDENSTEIN ADLER
                                                  FREEMAN & HERZ LLP
                                              270 Madison Avenue
                                              New York, New York 10016
                                              (212) 545-4600

                                              Chimicles, Jacobsen & Tikellis
                                              One Rodney Square
                                              Wilmington, DE 19899
                                              (302) 656-2500